Citicorp Mortgage,       12855 North Outer Forty Drive
Inc.                     St. Louis, Missouri
                         63141

A subsidiary of
Citicorp

                                                                  (logo)CITICORP









As of and for the year ended December 31, 1996, Citicorp Mortgage, Inc. (an indirect wholly owned subsidiary of Citicorp) and subsidiaries (the Company) has complied, in all material respects, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amount of $272.5 million.



Very truly yours,
CITICORP MORTGAGE, INC.


By: /s/David B. Lowman
David B. Lowman, Managing Director -
Mortgage Services

By: /s/Jim B. Levites
Jim B. Levites, Managing Director -
Default Management

By: /s/Richard G. Thornberry
Richard G. Thornberry, President/Chief Operating Officer

By: /s/Carl L. Levinson
Carl L. Levinson, Chairman/Chief Executive Officer






February 14, 1997



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